EXHIBIT 10.6

MEMBERSHIP INTEREST PURCHASE AGREEMENT BY AND AMONG

THE SELLERS SET FORTH ON SCHEDULE A,

HELIX HOUSE LLC,

AND

BUSINESS WARRIOR CORPORATION

DATED AS OF

MARCH 16, 2022

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 16th, 2022 by and among those listed on Schedule A (collectively “Seller”), Helix House LLC, an Arizona limited liability company (“Company”) and Business Warrior Corporation, a Wyoming limited liability company (“Buyer”).

RECITALS

WHEREAS, Buyer desires to acquire from Seller all of the limited liability company membership interests (the “Membership Interests”) of the Company, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Seller desires to sell the Membership Interests to Buyer upon the terms and subject to the conditions of this Agreement.

WHEREAS, Buyer is a publicly traded company with a class of securities quoted on OTC Markets Group’s Pink Open Market under the symbol “BZWR”.

WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the meanings set forth in Section 7.10.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. PURCHASE AND SALE OF MEMBERSHIP INTERESTS.

Section 1.1. Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller's rights, title and interest in and to the Membership Interests, free and clear of all liens, claims and encumbrances of any nature whatsoever (collectively, “Liens”).

Section 1.2. Purchase Price.

(a) The purchase price for the Membership Interests (the “Purchase Price”) shall be equal to (i) $1,800,000 in cash and $2,950,000 in shares of the Buyer’s Common Stock (the “Preliminary Purchase Price”), as that amount may be adjusted pursuant to Section 1.3(a) (collectively, the “Closing Purchase Price”), as that amount may be further adjusted under Section 1.3(b). The Purchase Price shall also be deemed to include any amounts paid pursuant to Section 1.4 as an Earn-Out Payment.

(b) The Closing Purchase Price shall be paid on the Closing Date as follows: (i) $1,200,000 in immediately available funds (together with all earnings on those funds, the “Escrow Fund”) shall be paid by delivery to a federally insured commercial bank reasonably acceptable to the Buyer and Seller (the “Escrow Agent”), to be held and disbursed in accordance with the terms of an Escrow Agreement substantially in the form of Exhibit A (the “Escrow Agreement”); and (ii) $1,050,000 in shares of the Buyer’s Common Stock valued at the average of the closing prices of the Company Common Stock for the 20 trading days prior to the Closing.

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Section 1.3. Working Capital Adjustment; Post-Closing Audit.

(a) Not more than ten (10) days prior to the Closing Date, Seller and Buyer will, in good faith, jointly estimate what the Company's Working Capital will be as of the Closing Date on a reasonable basis using the Company's then available financial information; if Seller and Buyer cannot agree on an estimate, then the Company's Working Capital shall be estimated by taking the average of the respective good faith determinations of Seller and Buyer. The amount of the Company's Working Capital as finally estimated is referred to as “Estimated Working Capital.”

(b) On or before Closing, Buyer shall prepare and deliver to Seller the Company's financial statements for the fiscal year ended December 31, 2021, a balance sheet of the Company as of the Closing Date prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods and, to the extent that the same are consistent with GAAP, the Company's current accounting principles and policies as reflected in the Company's books and records prior to the Closing Date (the “Closing Balance Sheet”) and its calculation of the Company's Working Capital as of the Closing Date; provided, however, that Buyer will use its commercially reasonable efforts to provide Seller with a preliminary Closing Balance Sheet not less than 10 days prior to Closing. Seller shall have a period of 30 days after receipt of the Closing Balance Sheet and the Buyer's Working Capital calculation to review them and to notify Buyer of any disputes regarding the Closing Balance Sheet or Working Capital calculation. During the 30- day review period, Seller shall have full access to Buyer's work papers and to the persons who prepared the Closing Balance Sheet, Buyer's Working Capital calculation and the Company's Working Capital calculation. If Seller notifies Buyer of any disputes in accordance with this Section 1.3(b), then the parties will negotiate in good faith in an effort to resolve those disputes. If the parties are unable to resolve any dispute within 30 days after Buyer receives notice, then either party may submit that dispute for resolution to an accountant with an independent accounting firm of recognized national or regional standing mutually acceptable to Buyer and Seller and which accountant is not then providing, and has not provided at any time during the period commencing two years prior to the Closing Date through the date of its determination pursuant to this Section 1.3, services to any of Buyer, Seller, the Company or any of their respective Affiliates. The resolution of any dispute by that accounting firm shall be rendered within 30 days after submission of the dispute to the accounting firm and shall be conclusive and binding upon the parties. The fees and expenses of the accounting firm shall be shared 50% by Seller and 50% by Buyer.

(c) If the Company's Working Capital, as determined in accordance with Section 1.3(b), is less than the Estimated Working Capital, then such amount shall be deducted from any Earn Out Payments to be made pursuant to Section 1.4. All payments under this subsection shall bear interest from the Closing Date to the date of payment at the rate of 4% per annum and shall be made within 10 days (1) after conclusion of the 30-day review period described in Section 1.3(b) or, (2) if Seller notifies Buyer of a dispute under Section 1.3(b), after final resolution of any disputes under Section 1.3(b).

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(d) “Working Capital” means the working capital of the Company determined in accordance with GAAP applied on a basis consistent with prior periods and, to the extent that the same are consistent with GAAP, the Company's current accounting principles and policies as reflected in the Company's books and records prior to the Closing Date and otherwise in the manner specified on Schedule 1.0(d).

Section 1.4. Earn-Out.

(a) Seller shall be entitled to receive an Earn-Out Payment to be determined and paid in accordance with this Section 1.4. With respect to the period beginning on the day following the Closing Date and ending on the date that is the twelve-month anniversary of the Closing Date (the “Earn-Out Measurement Period”), Seller shall be entitled to receive an amount (the “Earn-Out Payment”) calculated as follows:

(1) After first earning an initial base revenue of $70,000 per month (not including client advertising spend and revenue from Business Warrior, as a client of the Seller), each time the Company subsequently achieves revenue growth, equal or greater to $25,000 per month, including client adverting spend (up to a cumulative total of a $100,000 increase in monthly revenue) and sustains said revenue growth for at least one additional month thereafter, the Buyer shall pay to the Seller $150,000 in cash and $475,000 in Company Common Stock valued at the average of the closing prices of the Company Common Stock for the 20 trading days following the achievement of the milestone, up to a total of $600,000 in cash and $1,900,000 in stock;

(2) Should the Company achieve more than one revenue milestone in any two- month period the milestone payment shall be equal to the number of milestones achieved. For example, should the Company achieve $120,000 in revenue in Month 1 ($50,000 in Revenue Growth) and $145,000 in revenue in Month 2 ($25,000 in Revenue Growth), the milestone payments would equal $300,000 in cash and $950,000 in Company Common Stock being that the Company achieved two months of Revenue Growth.

(b) As promptly as practicable following the end of the fiscal quarter in which a Revenue Growth Milestone was achieved (but not later than seventy-five (75) days therefrom), Buyer shall prepare and deliver to Seller a preliminary report (the “Preliminary Earn-Out Report”) which shall include (i) an income statement for the fiscal quarter, which income statement shall be prepared in accordance with GAAP and consistent with the principles and methodologies used in the preparation of the Audited Financial Statements (the “Preliminary Earn-Out Statement”) and (ii) Buyer's calculation of the Earn-Out Payment (the “Preliminary Earn-Out Payment”).

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(c) Promptly following receipt of the Preliminary Earn-Out Report, Seller may review the same and, within thirty (30) days after the date of such receipt, may deliver to Buyer a certificate setting forth any objections to the Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment as set forth in the Preliminary Earn-Out Report, together with a summary of the reasons therefore and calculations which, in its view, are necessary to eliminate such objections (an “Earn-Out Objection Notice”). If Seller does not so object within such thirty (30) day period, the Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment set forth in the Preliminary Earn-Out Report shall be final and binding as the Earn-Out Statement and the Earn-Out Payment, respectively, for such Earn-Out Measurement Period for purposes of this Agreement.

(d) If Seller timely delivers to Buyer an Earn-Out Objection Notice in proper form in accordance with Section 1.4(c), Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the “Agreed Earn-Out Adjustments”) any differences as to the Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment and, if Seller and Buyer so resolve any such differences, the Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment set forth in the Preliminary Earn-Out Report, as adjusted by the Agreed Earn-Out Adjustments, shall be final and binding as the Earn-Out Statement and Earn-Out Payment, respectively, for the Earn-Out Measurement Period for purposes of this Agreement.

(e) If any objections raised by Seller in its Earn-Out Objection Notice are not resolved by the Agreed Earn-Out Adjustments within the thirty (30) day period following the receipt by Buyer of the Earn-Out Objection Notice, then Buyer and Seller shall submit the objections that are then unresolved to Salberg & Co., CPAs of Boca Raton, Florida (or such other impartial nationally recognized firm of independent certified public accountants appointed by Buyer and Seller by mutual agreement, other than Seller's accountants or Buyer's accountants) (the “Independent Accountant”). The Independent Accountant shall resolve the unresolved objections (based solely on the presentations by Buyer and by Seller as to whether any disputed matter had been determined in a manner consistent with the principles and methodologies used in the preparation of the audited Financial Statements) and shall deliver to Buyer and Seller, as promptly as reasonably practicable and in any event within thirty (30) days after its appointment, a written report setting forth its resolution of the disputed matters determined in accordance with the terms herein. The Preliminary Earn-Out Statement and the Preliminary Earn-Out Payment, after giving effect to any Agreed Earn-Out Adjustments and to the resolution of disputed matters by the Independent Accountant, shall be final and binding as the Earn-Out Statement and the Earn-Out Payment, respectively, for such Earn-Out Measurement Period for purposes of this Agreement.

(f) The parties hereto shall make available to Buyer, Seller and, if applicable, the Independent Accountant, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Earn-Out Report, the Earn-Out Objection Notice or any matters submitted to the Independent Accountant. The fees and expenses of the Independent Accountant hereunder shall be borne equally by Buyer, on the one hand, and Seller, on the other hand.

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(g) The parties agree that the procedures set forth herein with respect to the Preliminary Earn-Out Report are not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications or estimation methodologies from those used in the preparation of the audited Financial Statements. No adjustment under this Section 1.4 shall limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(h) Seller acknowledges and agrees that Buyer (i) shall have sole and absolute discretion regarding the operation of the Company, including without limitation with respect to making employment, personnel and staffing decisions related to the Company and determining whether or not to make capital investments in the Company, provide credit support to the Company or provide guarantees of the obligations of the Company and (ii) shall not be required to operate the Company so as to maximize the Earn-Out Payment.

(i) Payment of the Earn-out Payment may be subject to setoff and reduction for any claims that Buyer or its Affiliates may have against Seller under the indemnification provisions of Article VI hereof or arising after the date hereof and not under this Agreement.

(j) The rights of Seller to the Earn-Out Payment is personal to Seller and shall only be transferable by operation of law, by will or the laws of descent and distribution or to the equity owners of Seller following its dissolution. Any attempted transfer of such right by Seller (other than as permitted by the immediately preceding sentence) shall be null and void.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY.

Seller and the Company hereby represent and warrant to Buyer as follows:

Section 2.1. Organization and Power. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Arizona and has all power and authority necessary to own or lease its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business in Arizona and is in good standing in Arizona.

Section 2.2. Capitalization.

(a) The authorized capital of the Company consists of 100 membership interests. At the close of business on the Business Day immediately preceding the date of this Agreement, 100 Membership Interests were issued and outstanding.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries have no nor have had any previous employee equity plan(s) and (ii) there are no holders of restricted membership interests in the Company.

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(c) There are on the date hereof no outstanding membership interests of, or other equity or voting interest in, the Company, and no outstanding (i) securities of the Company convertible into or exchangeable for membership interests or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any membership interests, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for membership interests or voting securities or other equity ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any membership interests, voting securities or other ownership interests in the Company, or (iv) obligations (excluding Taxes and other fees) by the Company or any of its Subsidiaries to make any payments based on the market price or value of the Membership Interests. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has outstanding obligations to purchase, redeem or otherwise acquire any company securities described in clauses (i), (ii) and (iii) hereof.

Section 2.3. Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have any Subsidiary of the Company.

Section 2.4. Authorization. Each of the Seller and the Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by the Seller and the Company of this Agreement, and the consummation by the Seller and the Company of the transactions contemplated hereby, have been duly and validly authorized by the managers of the Seller (the “Seller Managers” and/or “Company Managers”), the Company Managers and no other proceedings on the part of the Seller and the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform the respective obligations of the Seller and Company hereunder. This Agreement has been duly and validly executed and delivered by the Seller and the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of the Seller and the Company, enforceable against the Seller and the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights generally and by general principles of equity.

Section 2.5. Non-Contravention; Filings and Consents.

(a) The execution, delivery and performance by the Seller and the Company of this Agreement and the consummation by the Seller and the Company of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(1) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation or operating agreement of the Seller or the Company;

(2) contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order;

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(3) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authority affecting, or relating in any way to, the property, assets or business of the Company or any of its Subsidiaries; or

(4) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

(b) The execution, delivery and performance of this Agreement by the Seller and the Company and the consummation of the transactions contemplated hereby by the Seller and the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, other than (i) and (ii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

Section 2.6. Financial Statements. The Company has previously delivered to the Buyer true and complete copies of its: (a) unaudited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ending in the following dates: September 2019 thru December 2021 including all applicable footnotes; and (b) unaudited interim balance sheets and statements of income, retained earnings and cash flows as of and for the 2-month period ended February, 2022 (the “Current Financial Statements” and, together with the items described in clause (a) above, the “Financial Statements”). Documents should be provided in excel or applicable format broken down by month. Other certain Financial documents may be requested by the Buyer in which the Seller should provide best effort to provide within a timely manner in order to execute this agreement. The Financial Statements present fairly in all material respects the financial condition of the Company as at the end of the covered periods and the results of its operations and its cash flows for the covered periods. The Financial Statements were prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods, subject, in the case of the Current Financial Statements, to year-end audit adjustments (which will not, in the aggregate, be material) and the lack of footnotes. Except as and to the extent disclosed in the Current Financial Statements, the Company has no liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise, other than (x) executor obligations under Company agreements that are not required to be set forth in the Current Financial Statements in accordance with GAAP and (y) liabilities incurred in the ordinary course of business since March 14, 2022 (the “Financial Statement Date”). Additionally, the Company will provide the Buyer with its financial statements for the prior 12 months, broken out on a monthly basis.

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Section 2.7. Absence of Certain Changes. During the period of time between the execution of the January 7, 2022 Letter of Intent between the Parties through the date of this Agreement, (a) there has not been a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for actions taken in respect of this Agreement, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof without the consent of Buyer, would constitute a breach of clause Section 4.1(a)(1), Section 4.1(a)(3), Section 4.1(a)(10), Section 4.1(a)(11), Section 4.1(a)(12), Section 4.1(a)(13) or Section 4.1(a)(15) of Section 4.1.

Section 2.8. Employee Benefit Plans. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have any material employee benefit plans (the “Employee Plans” and, as applicable, each “International Employee Plan”) as defined in Section 3 of the Employee Retirement Security Act of 1974 (93 P.L. 406), as amended (“ERISA”). Furthermore, except as required by Law, neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new material Employee Plan or amend in any material respect an existing Employee Plan.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not:

(1) result in any material payment or benefit becoming due or payable, or required to be provided, to any manager, employee, consultant or independent contractor of the Company or any of its Subsidiaries, or cause or create any right to the forgiveness of indebtedness owed by any employee to the Company or any of its Subsidiaries;

(2) materially increase the amount of, or accelerate the time of payment of, any benefit or compensation payable under any Employee Plan or other employment arrangement, or result in the payment of any amount that would not be deductible by reason of Section 280G of the Code; or

(3) result in any violation or breach of or default under, or limit the ability of the Company or any of its Subsidiaries to amend, modify or terminate, any Benefit Plan or other employee benefit agreement.

Section 2.9. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company nor of any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. There is no claim or grievance pending or, to the Knowledge of the Seller or the Company, threatened against the Company or any of its Subsidiaries relating to terms and conditions of employment or unfair labor practices, including charges of unfair labor practices or harassment complaints. To the Knowledge of the Seller and the Company there is no activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, nor have there been any strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees during the last three years.

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(b) There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company or any of its Subsidiaries during at least, the last three years and neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act, nor has the Company announced any such action or program for the future, including in connection with COVID-19 or any COVID-19 Measure.

(c) There have not been any strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees of the Company or any of its Subsidiaries during at least, the last three years.

(d) Each of the Company and its Subsidiaries has taken reasonable steps to protect employees and independent contractors in the workplace with respect to COVID-19 and have not otherwise experienced any material employment-related liability with respect to COVID-19 or any COVID-19 Measure.

(e) No employee layoff, facility closure (whether voluntary or by Order), reduction-in- force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages by the Company or any of its Subsidiaries has occurred since March 1, 2020, or is currently contemplated, planned or announced, as a result of COVID-19 or any COVID-19 Measure.

Section 2.10. Litigation. There is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to the knowledge of the Seller or the Company, threatened against or affecting the Seller, the Company or any of its Subsidiaries, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order (i) that prohibits the Company or any of its Subsidiaries from conducting its business as now conducted or proposed to be conducted or (ii) that would, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 2.11. Tax Matters.

(a) The Company and each of its Subsidiaries have timely filed all federal, state, local and foreign Tax returns, estimates, information statements and reports relating to any and all Taxes of the Company or any of its Subsidiaries or their respective operations (the “Tax Returns”) required to be filed by Law by the Company and each of its Subsidiaries as of the date hereof. All such Tax Returns are true, correct and complete, and the Seller, the Company and each of its Subsidiaries have timely paid all Taxes attributable to the Company or any of its Subsidiaries that were due and payable by them as shown on such Tax Returns, except with respect to matters contested in good faith.

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(b) As of the date of this Agreement, there is no written claim or assessment pending or, to the Knowledge of the Company, threatened against the Seller, the Company or any of its Subsidiaries for any alleged deficiency in Taxes of the Company or any of its Subsidiaries, and there is no audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c) The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(d) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

(e) None of the Company or any of its Subsidiaries has (i) extended, deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of COVID-19 or any COVID-19 Measures or (ii) had employees teleworking from a state other than their regular work location on a regular and consistent basis as part of any COVID-19 Measure.

(f) For purposes of this Agreement, “Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers' compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Authority with respect to such amounts.

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Section 2.12. Compliance with Laws; Permits.

(a) Neither the Company nor any of its Subsidiaries is or has been since at least, January 1, 2022 in conflict with, in default or, with notice, lapse of time or both, would be in default, with respect to or in violation of any (i) statute, law, ordinance, rule, regulation or requirement of a Governmental Authority (each, a “Law”) or (ii) order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Authority (each, an “Order”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(b) Neither the Seller, the Company nor any of its Subsidiaries has received any written notice since at least January 1, 2022

(1) of any default or violation as described in clause (a) above;

(2) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries; or

(3) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any applicable Law or Order.

(c) The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authority required to conduct their businesses as currently conducted (“Permits”) and such Permits are valid and in full force and effect. The Company and each of its Subsidiaries are in compliance with the terms of such Permits and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

Section 2.13. Environmental Matters.

(a) To the Knowledge of the Seller or the Company:

(1) each of the Company and Subsidiaries is and has been in compliance with all applicable Environmental Laws;

(2) there is no action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Seller or the Company, threatened against or affecting the Company or any of its Subsidiaries;

(3) neither the Seller, the Company nor its Subsidiaries has received since at least January 1, 2022 any notice of or entered into or assumed, by contract or operation of Law or otherwise, any obligation, liability, Order or settlement relating to or arising under Environmental Laws;

(4) no facts, circumstances or conditions exist that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities; and

(5) (v)there have been no Releases of Hazardous Materials on properties since they were owned, operated or leased by the Company or any of its Subsidiaries (or, to the knowledge of the Seller or the Company, previously).

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(b) To the Knowledge of the Seller or the Company:

(1) the Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations (“Environmental Permits”);

(2) to the Knowledge of the Seller and the Company, there is no investigation, nor any Action pending or threatened against or affecting the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries to revoke such Environmental Permits;

(3) neither the Seller, the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries; and

(4) neither the execution and delivery of this Agreement by the Seller and the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Seller and the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

(c) To the Knowledge of the Seller or the Company, none of the properties or products of the Company, any of its current or prior Subsidiaries or any of their respective predecessors, have contained or currently contain any asbestos or asbestos- containing materials, polychlorinated biphenyls, silica or any other substance listed in the Stockholm Convention on Persistent Organic Pollutants.

(d) For purposes of the Agreement:

(1) “Environmental Laws” means all Laws, including federal, state, local, foreign and international Laws, relating in any way to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), preservation or reclamation of natural resources, the climate, the presence, management or Release of or exposure to Hazardous Materials, or to human health and safety in respect of the foregoing, or the protection of endangered or threatened species.

(2) “Environmental Liabilities” means all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, Order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

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(3) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as hazardous, toxic, a pollutant, a contaminant, radioactive, or of similar classification, including petroleum or petroleum by- products, asbestos in any form, polychlorinated biphenyls, ozone-depleting substances, or any other hazardous or toxic substance or chemical substance or waste that is prohibited, limited or regulated under any Environmental Law.

(4) “Release” means any release, spill, leaking, dumping, pouring, emitting, emptying, pumping, discharge, injection, escaping, leaching, dispersal, disposal of or migration into or through the environment or within any building, structure, or facility.

Section 2.14. Intellectual Property.

(a) The Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, without payments to third parties and free and clear of any Liens), all Intellectual Property necessary for or material to the conduct of its business as currently conducted and such rights are not subject to termination by any Seller or any third party. All issued patents, patent applications, registered trademarks, trade names and service marks and, in each case, applications therefor, registered copyrights and applications therefor and domain names and applications therefor owned by the Company or any of its Subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Authority in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees that are due have been paid to continue all such rights in effect.

(b) To the Knowledge of the Seller and the Company, none of the Company or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any Person. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of the Seller or the Company, threatened with respect thereto, and neither the Seller, the Company nor any of its Subsidiaries has been notified in writing of, any possible infringement or other violation by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any Person and to the Knowledge of Seller and the Company, there is no valid basis for any such claim. To the Knowledge of the Seller and the Company, there is no investigation pending or threatened with respect to any possible infringement or other violation by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any Person.

(c) To the Knowledge of the Seller and the Company, no Person nor any product or service of any Person is infringing upon or otherwise violating any Intellectual Property rights of the Company or any of its Subsidiaries.

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(d) To the Knowledge of the Seller and the Company, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to any right, license or encumbrance relating to, any Intellectual Property owned or used by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries now has or has had any agreement with any third party, or any right of termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any agreement to or by which the Company or any of its Subsidiaries is a party or bound, or the loss or encumbrance of any Intellectual Property or material benefit related thereto, or result in the creation of any Lien in or upon any Intellectual Property or right.

(e) The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of their Intellectual Property and every Person employed by the Company or any of its Subsidiaries, including agents, consultants and independent contractors, who has or had or may in the future have access to confidential or proprietary information has entered into a confidentiality and nondisclosure agreement with the Company or the respective Subsidiary. The Company has provided the Buyer with copies of all forms of confidentiality and nondisclosure agreement used by the Company and each of its Subsidiaries.

(f) To the Knowledge of the Seller and the Company, each of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries, have assigned or otherwise transferred to the Company or any of its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such Person in any Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries. None of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries, has a valid claim against the Company or any of its Subsidiaries in connection with the involvement of such Persons in the conception and development of any Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries, and no such claim has been asserted or, to the Knowledge of the Seller or the Company, threatened. To the Knowledge of the Seller and the Company, none of the current employees of the Company or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in furtherance of their business as currently conducted, which patents or applications have not been assigned to the Company or any of its Subsidiaries.

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(g) For purposes of this Agreement, “Intellectual Property” means and includes (i) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (ii) inventions, discoveries and ideas, whether patentable or not in any jurisdiction; (iii) trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (iv) non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (v) writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; (vi) software, including all types of computer software programs, operating systems, application programs, software tools, firmware (including all types of firmware, firmware specifications, mask works, circuit layouts and hardware descriptions) and software imbedded in equipment, including both object code and source code, and all written or electronic data, documentation and materials that explain the structure or use of software or that were used in the development of software, including software specifications, or are used in the operation of the software (including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases), whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof and registrations thereof in any jurisdiction, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; and (vii) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing.

Section 2.15. Properties.

(a) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of the real property and tangible assets used in the conduct of its business and all such property and assets, other than real property and assets in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b) Section 2.15(b) of the Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by the Company or any of its Subsidiaries (each an “Owned Real Property”) and leased by the Company or any of its Subsidiaries (each a “Leased Real Property”), including the terms of each lease. With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of each Owned Real Property and Leased Real Property. Each Owned Real Property and Leased Real Property is in good condition and has been maintained in good repair in a manner consistent with standards generally followed with respect to similar properties, and satisfactorily serves the purposes for which it is used in the business of the Company and its Subsidiaries.

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Section 2.16. Material Contracts.

(a) The Company has made available to Buyer true, correct and complete copies of each of the following contracts (each, a “Material Contract”) to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets (excluding leases, subleases or other agreements for Leased Real Property):

(1) contracts containing provisions that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the transactions contemplated hereby, could restrict the ability of Buyer or any of its Subsidiaries) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of the Company's services or products (including any non-compete, exclusivity, “most-favored-nation” or similar requirements) or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(2) contracts that provide for or govern the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership;

(3) except for arrangements entered into solely among wholly owned Subsidiaries of the Company, contracts that relate to indebtedness having an outstanding principal amount in excess of $2,500 or conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case, in connection with which the aggregate actual contingent obligations of the Company and its Subsidiaries under such contract are greater than $5,000;

(b) Except as, individually or in the aggregate, it has not had and would not reasonably be expected to have a Material Adverse Effect: (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Seller and the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms; (ii) the Company, its Subsidiaries and, to the knowledge of the Seller and the Company, each other party thereto, have performed and complied with all obligations required to be performed or complied with by them under each Material Contract; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Seller and the Company, by any other party thereto.

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Section 2.17. Anticorruption. The Company and its Subsidiaries, including their employees, directors, managers, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries (collectively with the FCPA, the “Anticorruption Laws”). The Company and its Subsidiaries, including their employees, directors, managers, agents or other persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of applicable Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. The Company and each Subsidiary has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

Section 2.18. Insurance. The Company and its Subsidiaries maintain policies of insurance, including property, fire, workers' compensation, products liability, directors' and officers' liability and other casualty and liability insurance, that is in form and amount as customary for the Company's and its Subsidiaries' types of business and as may be additionally required under the terms of any contract or agreement. The Seller has provided to Buyer (i) a complete and correct list of all insurance policies and fidelity bonds maintained by the Company and its Subsidiaries as of the date of this Agreement, including coverage amounts, annualized premiums, coverage limitations, deductibles applicable to each such policy, and all claims made on such policies within the past three years; (ii) a complete description of any self-insurance program or similar alternative insurance measures created or entered into by the Company and any of its Subsidiaries; and (iii) true and complete copies of any insurance coverage recommendations received by the Company and any of its Subsidiaries from any insurance consultant or broker during the past three years. Each insurance policy and bond is in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are in full compliance with the terms of such policies and bonds. To the Knowledge of the Seller and the Company, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed nor is there any threatened termination of, or pending material premium increase with respect to, any such policies or bonds.

Section 2.19. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person, other than those whose fees and expenses shall be paid entirely by the Seller, is or shall be entitled to receive any brokerage, finder's, financial advisor's, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Seller or the Company or any of its Subsidiaries.

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Section 2.20. Customers and Suppliers. The Seller has provided to Buyer a correct and complete list of the top 20 customers and top 20 suppliers of the Company during its fiscal year ended December 31, and indicates with respect to each the name, address and dollar volume of business with the Company (including the primary categories, based on purchases or sales, of products bought or sold). The Company is not required to provide any material bonding or other financial security arrangements in connection with its transactions with any customer or supplier required to be disclosed. Since the Financial Statement Date, no customer or supplier required to be disclosed has terminated its relationship with, or materially reduced its purchases from or sales to, the Company.

Section 2.21. Transactions with Affiliates. Except as disclosed elsewhere: (a) none of the customers, suppliers, distributors or sales representatives of the Company are Affiliates of the Company or of any of its officers, managers or members; (b) none of the properties or assets of the Company are owned or used by or leased to any Affiliates of the Company or of any of its officers, managers or members; (c) no Affiliate of the Company or of any of its officers, managers or members is a party to any Company agreement; and (d) no Affiliate of the Company or of any of its officers, managers or members provides any legal, accounting or other services to the Company. As used in this Agreement, the term “Affiliate” means, with respect to any Person: (i) any manager, director, officer, employee, member, shareholder, partner or principal of that Person; (ii) any other Person of which that Person is a manager, director, officer, employee, member, shareholder, partner or principal; (iii) any Person who directly or indirectly controls or is controlled by, or is under common control with, that Person; and (iv) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of the Person, and the term “Control” shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

Section 3.1. Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of Wyoming and has the requisite power to carry on its business as now conducted.

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Section 3.2. Authority for this Agreement. Buyer has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms against Buyer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and by general principles of equity.

Section 3.3. Consents and Approvals. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or filing with or notice to any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and any applicable foreign competition laws, compliance with any applicable requirements of Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and any other U.S. state or federal securities laws; and (iii) any actions or filings the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 3.4. Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation or operating agreement of Buyer; (ii) assuming compliance with the matters referred to in Section 3.3, contravene, conflict with or result in a violation or breach of any Law or Order; or (iii) require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any contract to which Buyer is a party, or by which its properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) of this section, would not reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

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ARTICLE IV. COVENANTS.

Section 4.1. Conduct of Business of the Company Pending the Closing.

(a) The Seller and the Company each covenant and agree that, during the period from the date of this Agreement until the Closing Date, except with the prior written consent of Buyer, or as expressly contemplated by this Agreement, , or as required by Law, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and the Company and its Subsidiaries shall comply with all applicable Laws and to the extent consistent therewith, preserve their business organizations intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, licensees, Governmental Authorities, employees, agents, consultants, and business associates, to keep available the services of the Company's and its Subsidiaries' present employees, agents and consultants; provided, however, that during any period of full or partial suspension of operations related to COVID-19 or any COVID-19 Measure, the Company may take such actions as are reasonably necessary to (A) protect the health and safety of managers, directors, officers, employees, agents, consultants, and contractors or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measure; provided, further, that following any such suspension, to the extent that the Company took any actions that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable and (ii) use reasonable best efforts to (A) comply in all material respects with material applicable Laws, (B) preserve intact in all material respects its business organizations and relationships with its material suppliers, customers, Governmental Authorities and other material business relations and (C) keep available the services of its officers and key employees. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, except with the prior written consent of Buyer, or as expressly contemplated by this Agreement, or as required by Law, the Company will not and will not permit its Subsidiaries to:

(1) amend or propose any change to its certificate of formation or operating agreement or other similar governing documents;

(2) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(3) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $10,000 in any transaction or series of related transactions, other than acquisitions pursuant to contracts in effect as of the date of this Agreement;

(4) except for the issuance of membership interests upon the exercise of employee plan options outstanding on the date of this Agreement, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any membership interests of the Company or equity securities of any of its Subsidiaries (other than the issuance of equity by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for such equity securities, or any options, warrants or other rights of any kind to acquire any such equity or such convertible or exchangeable securities;

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(5) create or incur any Lien on any assets of the Company or any of its Subsidiaries having a value in excess of $5,000;

(6) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $10,000 in the aggregate;

(7) declare, set aside, make or pay any profits interest or other distribution, payable in cash, equity, property or otherwise, with respect to any of its membership interests (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any contract with respect to the voting of its securities;

(8) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its membership interests or securities convertible or exchangeable into or exercisable for any membership interests;

(9) incur, or enter into, amend, modify or terminate any contract with respect to, any indebtedness for borrowed money or guarantee, or enter into, amend, modify or terminate any guarantee of, such indebtedness of another Person, or issue, sell, enter into, amend, modify or terminate any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for: (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices not to exceed $10,000 in the aggregate; (B) indebtedness for borrowed money incurred in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced; or (C) guarantees, incurred in compliance with this Section 4.1, by the Company of indebtedness of wholly owned Subsidiaries of the Company;

(10) make or authorize any capital expenditure in excess of $10,000 in the aggregate during any 12-month period;

(11) make any changes with respect to financial accounting policies or procedures, except as required by changes in;

(12) settle any litigation or other proceedings before a Governmental Authority (A) for an amount in excess of $50,000 or any obligation or liability of the Company in excess of such amount, (B) on a basis that would result in (I) the imposition of any writ, judgment, decree, settlement, award, injunction or similar order of any Governmental Authority that would restrict the future activity or conduct of the Company or any of its Subsidiaries or (II) a finding or admission of a violation of Law or violation of the rights of any Person by the Company or any of its Subsidiaries, or (C) that is brought by any current, former or purported holders of any equity or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement;

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(13) other than in the ordinary course of business consistent with past practice, (A) amend, modify or terminate any Material Contract or Intellectual Property contract, (B) take or omit to take any action that would cause any Intellectual Property, including registrations thereof or applications for registration, to lapse, be abandoned or cancelled, or fall into the public domain, or (C) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $5,000 or in the aggregate a value in excess of $20,000;

(14) make any material tax election or material change in any tax election, change or consent to change the Company's or any of its Subsidiaries' method of accounting for tax purposes, file any material amended Tax Return or enter into any settlement or compromise of any material tax liability of the Company or any of its Subsidiaries;

(15) except as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any of its Subsidiaries, managers, officers or employees, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its or its Subsidiaries' managers, directors, officers or employees, (C) establish, adopt, amend or terminate any Employee Benefit Plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of the Employee Benefit Plans, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (F) forgive any loans to any of its or of any of its Subsidiaries' managers, directors, officers or employees;

(16) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the closing set forth in Article V. hereof not being satisfied; or

(17) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any written material broad-based communications to the directors, managers, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication, and Buyer and the Company shall cooperate in providing any such mutually agreeable communication.

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Section 4.2. Non-Competition and Non-Solicitation.

(a) During the period commencing with the date of this Agreement and ending on the third anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, engage in, own, be employed by, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided, however, that (1) as indicated on Schedule A (Sellers), any individual Seller who holds an ownership interest of less than 50% of the Company shall be excluded from, inter alia, the Non-Competition and Non-Solicitation restrictions contained in Section 4.2 of this Agreement and (2) the ownership of an equity interest of not more than 2% in a publicly traded entity that is engaged in a Competing Business, without more, shall not constitute a violation of this covenant.

(b) During the period commencing with the date of this Agreement and ending on the third anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly: (i) solicit the trade of, or trade with, any customer or supplier of the Company or any of its Affiliates such that the customer or supplier of the Company or Affiliate reduces the amount of business that it does (or, but for that solicitation, would do) with the Company or any of its Affiliates, or (ii) solicit or induce any employee, distributor, sales representative, agent or contractor of the Company or any of its Affiliates to terminate his, her or its employment or other relationship with the Company or any of its Affiliates.

(c) If Seller shall be in breach of any of the provisions of subsection (a) or subsection (b) above, then the time periods set forth in those subsections shall, as they relate to the breaching party, be extended by the length of time during which the breaching party is in breach of any of those provisions.

(d) As used in this Section 4.2, the following terms have the following meanings:

(1) “Competing Business” means the marketing or selling of marketing and/or advertising services that are directly or indirectly marketed or sold in the Territory; and

(2) “Territory” means the United States of America, in each case in which the Company has marketed or sold any Products at any time during the three-year period immediately prior to the date of this Agreement.

(e) Seller acknowledges and agrees that the Company would be irreparably damaged if any of the provisions of this Section 4.2 are not complied with in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Buyer and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Section 4.2 and shall have the right to specifically enforce Section 4.2 and its terms and provisions against Seller in addition to any other remedy to which Buyer and the Company may be entitled under this Agreement, at law or in equity.

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(f) It is the intent of the parties that each provision of this Section 4.2 be adjudicated valid and enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which adjudication of the validity or enforcement of Section 4.2 is sought. In furtherance of the foregoing, each provision of Section 4.2 shall be severable from each other provision, and any provision of Section 4.2 that is prohibited or unenforceable in any jurisdiction shall be subject to the following: (1) if the prohibited or unenforceable provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in the jurisdiction, then the requirement shall be incorporated into, or substituted for, the prohibited or unenforceable provision to the minimum extent necessary to make the provision valid or enforceable; (ii) the Governmental Authority or arbitrator considering the matter is authorized to (or, if that Governmental Authority or arbitrator is unwilling or fails to do so, then the parties shall) amend the unenforceable provision to the minimum extent necessary to make the provision valid or enforceable, and the parties consent to the entry of an order amending the provision to that extent for that purpose; and (iii) if any unenforceable provision cannot be or is not reformed and made valid or enforceable under this Section 4.2, then the prohibited or unenforceable provision shall be ineffective in that jurisdiction to the minimum extent necessary to make the remainder of Section 4.2 valid or enforceable in that jurisdiction. Any application of the foregoing provisions to any provision of Section 4.2 shall not (x) affect the validity or enforceability of any other provision of Section 6.1 or (y) prevent the prohibited or unenforceable provision from being adjudicated valid or enforced as written in any other jurisdiction.

Section 4.3. Access to Information.

(a) From and after the date of this Agreement, the Seller and the Company shall (i) give to Buyer and Buyer's representatives access to the offices, properties, books, records, documents, directors, managers, officers and employees of the Company and its Subsidiaries during normal business hours, (ii) furnish to Buyer and its Representatives such financial, tax and operating data and other information as Buyer and its Representatives may reasonably request (including the work papers of Company's Independent Accountants upon receipt of any required consent from Company's Independent Accountants), and (iii) instruct the Company's representatives to cooperate with Buyer and its representatives in Buyer's investigation; provided, however, that the Company may restrict the foregoing access to the extent that (i) any Law requires the Company to restrict or prohibit access to any such properties or information, (ii) the disclosure of such information to Buyer or its representatives would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement, or (iii) such restriction is required to comply with any COVID-19 Measures.

(b) Information obtained by Buyer pursuant to Section 4.3 shall not prejudice any of Buyer's rights or remedies.

Section 4.4. Best Efforts; Government Filings.

(a) Subject to the terms and conditions of this Agreement, each of the Seller, Company and Buyer shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

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(b) Nothing in this Section 4.4 shall be interpreted to prohibit, restrict, limit or restrain Buyer from engaging in litigation, including litigation to prevent the imposition by any Governmental Authority of any undertaking, condition, consent decree, hold separate order, divestiture, operational restriction or limitation or other action by any Governmental Authority that, if effected, would reasonably be expected to restrict, limit, restrain or impair Buyer's ability to own, operate, retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or any of its Subsidiaries or other Affiliates from and after the Closing Date or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer or any of its Subsidiaries or other Affiliates (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein). Buyer shall have the sole and exclusive right to direct and control any such litigation, with counsel of its own choosing, and the Company shall reasonably cooperate with Buyer with respect thereto.

(c) Notwithstanding anything in this Section 4.4 to the contrary, with respect to the matters covered in this Section 4.4, it is agreed that Buyer, after consulting with the Company, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by, any Governmental Authority, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings challenging, the consummation of transactions contemplated by this Agreement. The Company agrees to take such reasonable actions as are deemed prudent by Buyer to secure needed approvals from any Governmental Authority and to assist Buyer in litigating or otherwise contesting objections to, or proceedings challenging, the consummation of the transactions contemplated by this Agreement. The Company shall not permit any of its Representatives to participate in any meeting with any Governmental Authority in respect of any filings, investigation, proceeding or other inquiry unless it consults with Buyer in advance and, to the extent permitted by such Governmental Authority, gives Buyer the opportunity to attend and participate thereat.

Section 4.5. Press Releases. Buyer and Seller shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or statement may be required by applicable Law or any listing agreement with or rule of any national securities exchange, in which case the party required to make the release or statement shall consult with the other party about, and allow the other party reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the party will consider such comments in good faith.

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Section 4.6. Notification of Certain Matters. Except as prohibited by Law, Seller shall promptly notify Buyer in writing of:

(a) any inaccuracy of any representation or warranty contained in this Agreement that could reasonably be expected to cause the conditions set forth in Article V. hereof not to be satisfied;

(b) the failure of the Company to perform in any material respect any obligation to be performed by it under this Agreement;

(c) any notice or other communication from any Person alleging that notice to or consent of such Person is required in connection with the transactions contemplated by this Agreement;

(d) any notice or other communication from any customer, distributor or reseller to the effect that such customer, distributor or reseller is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement;

(e) any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Buyer, together with the Company's written notice;

(f) any filing or notice made by the Company with any Governmental Authority in connection with the transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to Buyer together with the Company's written notice;

(g) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or that relate to the consummation of the transactions contemplated by this Agreement; and

(h) the occurrence of any matters or events that individually or in the aggregate would be reasonably likely to result in any condition to the transactions contemplated hereby and set forth in Article V. hereof not being satisfied; provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the Seller and the Company (or remedies with respect thereto) or the conditions to the obligations of the Seller and the Company under this Agreement.

ARTICLE V. CLOSING AND CLOSING CONDITIONS.

Section 5.1. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by 11:59 p.m., local time, electronically via DocuSign, or physically at another time or place, or on another date not later than March 17, 2022, as the parties may mutually agree. The date on and time at which the Closing occurs is referred to in this Agreement as the “Closing Date.”

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Section 5.2. Conditions Precedent to Obligations of Buyer. The obligations of the Buyer under this Agreement to proceed with the Closing shall be subject to the satisfaction by the Seller and the Company on or prior to the Closing Date of each of the following conditions precedent:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Seller and the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of that date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct on and as of such date).

(b) Performance and Compliance. Seller and the Company shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by them under this Agreement on or prior to the Closing Date.

(c) Consents and Approvals. Seller and the Company shall have obtained or made each consent, authorization, approval, exemption, filing, registration or qualification, required to be obtained or made by any of them in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

(d) Litigation. There shall be no pending or threatened action by or before any Governmental Authority or arbitrator (i) seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or (ii) seeking monetary relief against any Buyer by reason of the consummation of these transactions, and there shall not be in effect any order, writ, judgment, injunction or decree issued by any Governmental Authority by which Buyer or any of its properties or assets is bound that has that effect.

(e) Material Adverse Change. No event shall have occurred, and no condition shall exist that constitutes or, with the giving of notice or the passage of time or both, is likely to constitute a Material Adverse Change.

(f) Liabilities. The Company has satisfied all of its liabilities except such trade debt as incurred in the ordinary course of business and consistent with operating companies of their size and with past practice for which there is sufficient Working Capital.

(g) Revenue. The Company has had monthly revenue of not less than $70,000 not including client ad spend or revenue derived from Buyer.

(h) Audited Financial Statements. Buyer has determined that the Company can deliver Audited Financial Statements in accordance with the requirements of the Securities Exchange Act;

(i) Officers Certificate. The Seller and the Company shall have delivered to the Buyer a certificate of their respective Presidents, dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b), (c), (d)(i), (e), (f) and (g) above have been met.

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(j) Secretary's Certificate. The Company shall have delivered to Buyer a certificate of its Secretary, dated the Closing Date and certifying: (i) that correct and complete copies of the Company's charter and by-laws are attached to the certificate; and (ii) that correct and complete copies of each resolution of the Company Managers approving this Agreement and authorizing the execution of this Agreement and the consummation of the transactions contemplated by this Agreement are attached to the certificate. The Seller shall also have delivered to Buyer a certificate of its Secretary, dated the Closing Date and certifying that correct and complete copies of each resolution of the Seller Managers approving this Agreement and authorizing the execution of this Agreement and the consummation of the transactions contemplated by this Agreement are attached to the certificate.

Section 5.3. Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to proceed with the Closing shall be subject to the satisfaction by Buyer on or prior to the Closing Date of each of the following conditions precedent:

(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of that date.

(b) Performance and Compliance. Buyer shall have performed or complied in all material respects with each covenant and agreement to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Consents and Approvals. Buyer shall have obtained or granted each consent, authorization, approval, exemption, filing, registration or qualification required to be obtained or granted by it in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

(d) Litigation. There shall be no pending or threatened action by or before any Governmental Authority or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, and there shall not be in effect any Governmental Order that has that effect.

(e) Officer's Certificate. Buyer shall have delivered to Seller a certificate of its President, dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b), (c) and (d) above have been met.

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ARTICLE VI. INDEMNIFICATION.

Section 6.1. Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer and the Company and their respective directors, managers, officers, employees and agents (each a “Seller Indemnitee”) from and against any and all claims (including without limitation any investigation, action or other proceeding, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) that constitute, or arise out of or in connection with:

(a) any misrepresentation or breach of warranty under Article II (a “Seller Warranty Breach”); or

(b) any default by Seller or the Company in the performance or observance of any of their covenants or agreements under this Agreement.

Section 6.2. Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller and its partners, directors, managers, officers, employees and agents (each a “Buyer Indemnitee”) from and against any and all claims (including without limitation any investigation, action or other proceeding), damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) that constitute, or arise out of or in connection with:

(a) any misrepresentation or breach of warranty under Article III (a “Buyer Warranty Breach”); or

(b) any default by Buyer in the performance or observance of any of its covenants or agreements under this Agreement.

Section 6.3. Representation, Settlement and Cooperation. If any investigation, action or other proceeding (each a “Proceeding”) is initiated against any Seller Indemnitee or Buyer Indemnitee (each, an “Indemnitee”) and the Indemnitee intends to seek indemnification from the Seller or the Buyer (each an “Indemnitor”), as applicable, under this Article VI. on account of the Indemnitee's involvement in the Proceeding, then the Indemnitee shall give prompt notice to the applicable Indemnitor; provided, however, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations under this Article VI. but instead shall reduce those obligations by the amount of damages or increased costs and expenses attributable to the failure to give notice. Upon receipt of notice of a Proceeding for which indemnification is available under this Article VI, the Indemnitor shall diligently defend against the Proceeding on behalf of the Indemnitee at the Indemnitor's own expense using counsel reasonably acceptable to the Indemnitee; provided, however, that if the Indemnitor shall fail or refuse to conduct the defense, or if the Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to the Indemnitor or that its interests in the Proceeding are adverse to the Indemnitor's interests, then the Indemnitee may defend against the Proceeding at the Indemnitor's expense. The Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense and shall not settle any Proceeding without the prior consent of the other, which consent shall not be unreasonably withheld. The Indemnitor and Indemnitee shall cooperate with each other in the conduct of any Proceeding.

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Section 6.4. Notice and Satisfaction of Indemnification Claims.

Indemnification claims against Seller shall be satisfied first by set-off against the Escrow Fund, prior to being satisfied out of any other funds of Seller. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of the claim and the facts on which the claim is based (including evidence supporting the amount of the claim) or, in the case of claims to be satisfied out of the Escrow Fund, any other notice that is required by the Escrow Agreement. For purposes of this Article VI, notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 6.3. Indemnification claims (other than those satisfied out of the Escrow Fund) shall be paid within 30 days after the Indemnitor's receipt of the notice described in this Section Section 6.4 (including the required evidence of the amount of the claim). Evidence of (a) the amount of the claims for which the Indemnitee seeks indemnification, and (b) the Indemnitor's liability shall be in form and content reasonably satisfactory to the Indemnitor.

Section 6.5. Duration of Indemnification Obligations. Claims for indemnification under this Article VI only may be asserted within the following time periods:

(a) Claims arising out of or in connection with any Seller Warranty Breach under Section 2.11 may be asserted until 60 days after the running of the statute of limitations applicable to the taxable period to which a particular claim relates;

(b) Claims arising out of or in connection with any Seller Warranty Breach under Section 2.13 or the Excluded Liability identified under the heading “Environmental Matters” on Schedule 6.01(c) may be asserted at any time on or prior to the [typically, second to fifth] anniversary of the Closing Date;

(c) Claims arising out of or in connection with any Seller Warranty Breach under Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.5 and Section 2.6 may be asserted at any time;

(d) Claims arising out of or in connection with any Seller Warranty Breach may be asserted at any time if the applicable representation or warranty was fraudulently made; and

(e) All other claims for indemnification under Section 6.1(a) may be asserted at any time on or prior to the [typically, first to third] anniversary of the Closing Date.

Section 6.6. Indemnification Threshold. Notwithstanding any other provision of this Agreement, no Indemnitor shall have any indemnification obligations under Section 6.1(a), Error! Reference source not found. or Section 6.2(a) unless and until the claims asserted against the applicable Indemnitor exceed $10,000 in the aggregate (the “Threshold Amount”). If indemnification claims exceed the Threshold Amount, the Indemnitor shall be liable for all indemnification claims properly asserted against it, including those comprising the Threshold Amount. All other indemnification obligations shall be unlimited as to dollar amount.

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Section 6.7. Exclusive Remedy. Except: (a) for any equitable remedies which the parties may pursue; and (b) for enforcement actions of any kind or nature regarding the terms and provisions of this Article VI, the indemnification under this Article VI shall be the parties' sole and exclusive remedy, each against another, with respect to matters arising under this Agreement. The parties waive and release any other rights, remedies, causes of action or claims of any kind or nature arising under this Agreement.

ARTICLE VII. MISCELLANEOUS.

Section 7.1. Entire Agreement; Assignment; Amendments. This Agreement (and the exhibits and schedules to this Agreement) constitute the entire agreement and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement may be amended only by a writing signed by each of the parties, and any amendment shall be effective only to the extent specifically set forth in that writing.

Section 7.2. Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies under, or to affect the intents and purposes of, this Agreement.

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Section 7.3. Enforcement of the Agreement; Jurisdiction; No Jury Trial.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the District Court, 1st District, Laramie County, Wyoming, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Wyoming or another court sitting in the state of Wyoming, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other party to this Agreement or its successors or assigns shall be brought and determined exclusively in the District Court, 1st District, Laramie County, Wyoming, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Wyoming or another court sitting in the state of Wyoming. Each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 7.3; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of Seller and Buyer hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.4 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby.

(b) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.3(b).

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Section 7.4. Notices. All notices and other communications pursuant to this Agreement must be in writing and will be deemed to have been duly delivered and received (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) if sent by e-mail in portable document format (PDF) or similar electronic attachment (A) on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted and the sender has received confirmation of receipt by the recipient and (B) on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party, and the sender has received confirmation of receipt by the recipient, on the following Business Day; or (iv) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

If to Buyer, to:

BUSNIESS WARRIOR COPORATION

455 E Pebble Rd #230912

Las Vegas, NV 89123-0912

Email: rhett@businesswarrior.com

Attention: Rhett Doolittle

with a copy (which will not constitute notice to Buyer) to:

JONATHAN D. LEINWAND, P.A.

18305 Biscayne Blvd., Suite 200

Aventura, FL 33160

Facsimile: 954-252-4265

Email: jonathan@jdlpa.com

Attention: jonathan@jdlpa.com

If to Seller, to:

THE MICHAEL DONATO SEPARATE PROPERTY TRUST, MICHAEL DONATO TTEE

7127 E Camelback Road, Unit 6003

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Scottsdale, AZ 85251

Facsimile: 888-498-4629

Email: mikedonatoaz@gmail.com

Attention: Michael Donato

and to:

NATHAN REA

1615 E Georgia Avenue, Apt 304

Phoenix, AZ 85016

Email: nrea@helixhouse.com

Attention: Nathan Rea

with a copy (which will not constitute notice to Seller) to:

APFEL AND ASSOCIATES, P.C.

2375 East Camelback Road, Suite 600

Phoenix, AZ 85016

Facsimile: 888-498-4629

Email: msapfel@apfelandassociates.com

From time to time, any party may provide notice to the other parties of a change in its address or fax number through a notice given in accordance with this Section Section 7.4. The inability to deliver because of changed address of which no notice is given will be deemed to be receipt of the notice as of the date of such inability to deliver.

Section 7.5. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Wyoming, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Wyoming or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Wyoming.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

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Section 7.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same agreement. At the Closing. this Agreement may be signed and delivered, or a signature may be transmitted or communicated, by means of electronic transmission (such as a Portable Document Format (PDF) copy of an original signature). In that event, this Agreement will be treated for all purposes as an original agreement, and will be considered to have the same binding legal effect as if it were the original signed version delivered in person.

Section 7.9. Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(1) by mutual agreement of Buyer and Seller;

(2) by Buyer (A) if there has been a material misrepresentation by Seller or the Company under this Agreement or a material breach by the Seller or the Company of any of their warranties or covenants set forth in this Agreement or (B) if any of the conditions specified in Section 5.2 shall not have been fulfilled within the time required and shall not have been waived by Buyer;

(3) by Seller (A) if there has been a misrepresentation by Buyer under this Agreement or a material breach by Buyer of any of its warranties or covenants set forth in this Agreement or (B) if any of the conditions specified in Section 5.3 shall not have been fulfilled within the time required and shall not have been waived by Seller; or

(4) by Buyer or Seller if the Closing shall not have occurred prior to March 17, 2022; provided, however, that Buyer or Seller may terminate this Agreement under this subsection only if the Closing shall not have occurred on or prior to March 17, 2022, for a reason other than a failure by the party or parties asserting the right to terminate to satisfy the conditions to Closing of the other party or parties set forth in Section 5.2 or Section 5.3.

(b) If this Agreement is terminated by either any party as provided in Section 7.9(a) then no party shall have any further obligations or liabilities under this Agreement except for obligations or liabilities arising from a breach of this Agreement prior to the termination or that survive the termination by their own terms.

Section 7.10. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Business Day” means any day on which national banks are open for business in the city of Phoenix, AZ;

“Buyer’s Common Stock” means the common stock par value $.001 per share.

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“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“COVID-19” means the SARS-CoV-2 virus or COVID-19 disease, any evolutions, variations, mutations, or resurgences thereof, and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, masking, vaccination mandates or requirements, or any other Law, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Knowledge” of the Seller or Company with respect to any fact or matter means the actual knowledge, after due inquiry and reasonable investigation, of the Seller or the Company's officers (as applicable) \.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, is reasonably expected to result in a material adverse effect on the business, prospects, assets, properties, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or prevent, materially impede or materially delay the consummation by the Company of the transactions contemplated by this Agreement.

“Net Income” means, for a given period of time, the pre-tax net income of the Company during such period as determined in accordance with GAAP consistently applied.

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (ii) mechanics', carriers', workmen's, repairmen's, materialmen's and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Company or any of its Subsidiaries or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been; (iv) pledges or deposits to secure obligations under workers' compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under the Company's revolving credit facility and other existing indebtedness of the Company; (viii) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; and (ix) any other Liens which do not materially interfere with the Company's use and enjoyment of real property or materially detract from or diminish the value thereof;

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“Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;

“Pro Rata Portion” shall mean, with respect to any Seller, a fraction, (a) the numerator of which is the Purchase Price such Seller is entitled to receive pursuant to this Agreement, and (b) the denominator of which is the aggregate Purchase Price all Sellers are entitled to receive pursuant to this Agreement;

“Subsidiary” means an entity owned wholly or in part by another Person, which other Person, directly or indirectly, owns more than 50% of the stock or other equity interests of such entity having voting power to elect a majority of the board of directors or other governing body of such entity.

Section 7.11. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural Persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Wilmington, Delaware, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

BUYER

By:
Name:	Rhett Doolittle
Title:	CEO/Director

COMPANY

By:
Name:	Jonathan Brooks
Title:	President & Director

COMPANY

By:
Name:	Michael Donato TTEE
Title:	Member/Manager

COMPANY

By:
Name:	Nathan Rea
Title:	Member/Manager

SELLER

By:
Name:	Michael Donato TTEE
Title:	Helix House, LLC Member – 85% Unit Holder

SELLER

By:
Name:	Nathan Rea
Title:	Helix House, LLC Member – 15% Unit Holder

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SCHEDULE A SELLERS

Seller Name	Seller Address	Percentage Interest/Units
The Michael Donato Separate Property Trust, Michael Donato TTEE	7127 E Camelback Road, Unit 6003 Scottsdale, AZ 85251	85%
Nathan Rea	1615 E Georgia Avenue, Apt 304 Phoenix, AZ 85016	15%

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INDEX OF DEFINED TERMS

Affiliate	Section 2.21

Agreement	Preamble

Agreed Earn-Out Adjustment	Section 1.4(d)

Anticorruption Laws	Section 2.17

Business Day	Section 7.10

Buyer	Preamble

Buyer’s Common Stock	Section 7.10

Buyer Indemnitee	Section 6.2

Buyer Warranty Breach	Section 6.2(a)

CARES Act	Section 7.10

Closing	Section 5.1

Closing Balance Sheet	Section 1.3(b)

Closing Date	Section 5.1

Closing Purchase Price	Section 1.2(a)

Company	Preamble

Company Managers	Section 2.4

Competing Business	Section 4.2(d)(1)

Control	Section 2.21

COVID-19	Section 7.10

COVID-19 Measures	Section 7.10

Current Financial Statements	Section 2.6

Earn-Out Measurement Period	Section 1.4(a)

Earn-Out Objection Notice	Section 1.4(c)

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Earn-Out Payment	Section 1.4(a)

Employee Plans	Section 2.8

Environmental Laws	Section 2.13(d)(1)

Environmental Liabilities	Section 2.13(d)(2)

Environmental Permits	Section 2.13(b)(1)

ERISA	Section 2.8

Escrow Agent	Section 1.2(b)

Escrow Agreement	Section 1.2(b)

Escrow Fund	Section 1.2(b)

Estimated Working Capital	Section 1.3(a)

Exchange Act	Section 3.3

FCPA	Section 2.17

Financial Statements	Section 2.6

Financial Statement Date	Section 2.6

GAAP	Section 1.3(b)

Governmental Authority	Section 2.5(b)

Hazardous Materials	Section 2.13(d)(3)

HSR Act	Section 7.10

Indemnitee	Section 6.3

Indemnitor	Section 6.3

Independent Accountant	Section 1.4(e)

Intellectual Property	Section 2.14(g)

International Employee Plan	Section 2.8

Knowledge	Section 7.10

Law	Section 2.12(a)

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Liens	Section 1.1

Leased Real Property	Section 2.15(b)

Material Adverse Effect	Section 7.10

Material Contract	Section 2.16(a)

Membership Interests	Recitals

Net Income	Section 7.10

Order	Section 2.12(a)

Owned Real Property	Section 2.15(b)

Permits	Section 2.12(c)

Permitted Lien	Section 7.10

Person	Section 7.10

Preliminary Earn-Out Payment	Section 1.4(b)

Preliminary Earn-Out Report	Section 1.4(e)

Preliminary Earn-Out Statement	Section 1.4(e)

Preliminary Purchase Price	Section 1.2(a)

Proceeding	Section 6.3

Purchase Price	Section 1.2(a)

Release	Section 2.13(d)(4)

Securities Act	Section 3.3

Seller	Preamble

Seller Managers	Section 2.4

Seller Indemnitee	Section 6.1

Seller Warranty Breach	Section 6.1(a)

Subsidiary	Section 7.10

Tax Returns	Section 2.11(a)

Territory	Section 4.2(d)(2)

Threshold Amount	Section 6.6

WARN Act	Section 2.9(b)

Working Capital	Section 1.3(d)

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